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                                                                EXHIBIT 2.21.a

                        Amendment to Employment Agreement

         This amendment is made to that certain Employment Agreement dated November 1, 1998, by and between MLC Enterprises, Inc., a Texas Corporation ("Company") now known as IDS Fabricated Systems, Inc. and Michael L. Moore, a Texas resident, ("Employee") in connection with the acquisition of all the outstanding common stock of Company from Employee by Industrial Data Systems, Corp. pursuant to a Stock Acquisition Agreement of even date therewith.

         Whereas, since the acquisition date additional undisclosed liabilities of MLC Enterprises, Inc. have come to the attention of the parties; and

         Whereas, Employee's entitlement to prior commissions was premised, in part, on the absence of such undisclosed liabilities; and

         Whereas, the parties hereto desire to adjust Employee's Compensation for accrued unpaid commissions as a dollar for dollar offset against such undisclosed liabilities of Company;

         Now therefore in consideration of the premises and the further consideration of a dollar for dollar credit against any undisclosed liabilities of Company as of the Acquisition Date, Paragraph 4(c) of the Employment Agreement is amended to reduce the amount of accrued unpaid commissions by $125,000.00 as of November 1, 1998 and deleting payments due on May 1, 1999; August 1, 1999; November 1, 1999; February 1, 2000 and May 1, 2000. Both Parties agree to work in good faith, and will review the subject of commissions payable and undisclosed liabilities as more information becomes available, no sooner than July 1, 1999, no later than December 31, 1999.



         Signed this 16th day of January, 1999.

         IDS Fabricated Systems, Inc.
         formerly known as
         MLC Enterprises, Inc.
         by:  /s/William A. Coskey
            ---------------------------
         William A. Coskey, President


          /s/ Michael L. Moore
         ------------------------------
         Michael L. Moore